                                                                     Exhibit 2.1

                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              CLICK HOLDING CORP.,

                             CLICK ACQUISITION CORP.

                                       AND

                                 DOUBLECLICK INC.

                           DATED AS OF APRIL 23, 2005

                                TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
ARTICLE I THE MERGER.............................................................................................        1
   1.1     Effective Time of the Merger..........................................................................        1
   1.2     Closing...............................................................................................        1
   1.3     Effects of the Merger.................................................................................        2
   1.4     Certificate of Incorporation..........................................................................        2
   1.5     By-laws...............................................................................................        2
   1.6     Directors and Officers of the Surviving Corporation...................................................        2

ARTICLE II CONVERSION OF SECURITIES..............................................................................        2
   2.1     Conversion of Capital Stock...........................................................................        2
   2.2     Exchange of Certificates..............................................................................        3
   2.3     Company Stock Options.................................................................................        5
   2.4     Dissenting Shares.....................................................................................        6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................        6
   3.1     Organization, Standing and Power......................................................................        7
   3.2     Capitalization........................................................................................        8
   3.3     Subsidiaries..........................................................................................        9
   3.4     Authority; No Conflict; Required Filings and Consents.................................................       11
   3.5     SEC Filings; Financial Statements; Information Provided...............................................       13
   3.6     No Undisclosed Liabilities............................................................................       14
   3.7     Absence of Certain Changes or Events..................................................................       14
   3.8     Taxes.................................................................................................       14
   3.9     Owned and Leased Real Properties......................................................................       17
   3.10    Title to Tangible Personal Property...................................................................       17
   3.11    Intellectual Property.................................................................................       17
   3.12    Contracts.............................................................................................       19
   3.13    Litigation............................................................................................       20
   3.14    Environmental Matters.................................................................................       21
   3.15    Employee Benefit Plans................................................................................       22
   3.16    Compliance With Laws..................................................................................       24
   3.17    Permits...............................................................................................       24
   3.18    Labor Matters.........................................................................................       25
   3.19    Insurance.............................................................................................       25
   3.20    Opinion of Financial Advisor..........................................................................       25
   3.21    Section 203 of the DGCL...............................................................................       25
   3.22    Brokers; Fees.........................................................................................       25
   3.23    Transactions with Affiliates..........................................................................       26
   3.24    Privacy and Security..................................................................................       26


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY.............................       27
   4.1     Organization, Standing and Power......................................................................       27
   4.2     Authority; No Conflict; Required Filings and Consents.................................................       27
   4.3     Information Provided..................................................................................       28

   4.4     Operations of the Buyer and the Transitory Subsidiary.................................................       29
   4.5     Litigation............................................................................................       29
   4.6     Financing.............................................................................................       29
   4.7     Management Arrangements...............................................................................       30

ARTICLE V CONDUCT OF BUSINESS....................................................................................       30
   5.1     Covenants of the Company..............................................................................       30
   5.2     Confidentiality.......................................................................................       34
   5.3     Financing Commitments.................................................................................       34
   5.4     Zero Coupon Notes.....................................................................................       36

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................       36
   6.1     No Solicitation.......................................................................................       36
   6.2     Proxy Statement.......................................................................................       40
   6.3     Nasdaq Quotation......................................................................................       40
   6.4     Access to Information.................................................................................       40
   6.5     Stockholders Meeting..................................................................................       41
   6.6     Legal Requirements....................................................................................       41
   6.7     Public Disclosure.....................................................................................       42
   6.8     Indemnification.......................................................................................       43
   6.9     Notification of Certain Matters.......................................................................       44
   6.10    Exemption from Liability Under Section 16.............................................................       44
   6.11    Employee Compensation.................................................................................       45
   6.12    Accrued Personal, Sick or Vacation Time...............................................................       45
   6.13    Service Credit........................................................................................       45
   6.14    No Benefit to Third Party.............................................................................       46
   6.15    Resignations..........................................................................................       46

ARTICLE VII CONDITIONS TO MERGER.................................................................................       46
   7.1     Conditions to Each Party's Obligation To Effect the Merger............................................       46
   7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.......................       46
   7.3     Additional Conditions to Obligations of the Company...................................................       47

ARTICLE VIII TERMINATION AND AMENDMENT...........................................................................       48
   8.1     Termination...........................................................................................       48
   8.2     Effect of Termination.................................................................................       49
   8.3     Fees and Expenses.....................................................................................       50
   8.4     Amendment.............................................................................................       51
   8.5     Extension; Waiver.....................................................................................       51

ARTICLE IX MISCELLANEOUS.........................................................................................       51
   9.1     Nonsurvival of Representations, Warranties and Agreements.............................................       51
   9.2     Notices...............................................................................................       51
   9.3     Entire Agreement......................................................................................       52
   9.4     No Third Party Beneficiaries..........................................................................       52
   9.5     Assignment............................................................................................       53
   9.6     Severability..........................................................................................       53
   9.7     Counterparts and Signature............................................................................       53
   9.8     Interpretation........................................................................................       53

   9.9     Governing Law.........................................................................................       54
   9.10    Remedies..............................................................................................       54
   9.11    Submission to Jurisdiction............................................................................       54
   9.12    WAIVER OF JURY TRIAL..................................................................................       54


Exhibit A - Company Certificate of Incorporation

Exhibit B - Transitory Subsidiary By-laws

                             TABLE OF DEFINED TERMS

                                                      Reference in
 Terms                                                 Agreement
 -----                                                 ---------
 Acquired Company Plan                                Section 3.15(a)
 Acquisition Proposal                                 Section 6.1(f)
 Affiliate                                            Section 3.2(c)
 Agreement                                            Preamble
 Alternative Acquisition Agreement                    Section 6.1(b)(ii)
 Antitrust Laws                                       Section 6.6(b)
 Antitrust Order                                      Section 6.6(b)
 Bankruptcy and Equity Exception                      Section 3.4(a)
 Business Day                                         Section 1.2
 Buyer                                                Preamble
 Buyer Material Adverse Effect                        Section 4.1
 Certificate                                          Section 2.2(b)
 Certificate of Merger                                Section 1.1
 Change in the Company Recommendation                 Section 6.1(b)
 Closing                                              Section 1.2
 Closing Date                                         Section 1.2
 Code                                                 Section 2.2(f)
 Commitment Letters                                   Section 4.3(a)
 Company                                              Preamble
 Company Balance Sheet                                Section 3.5(b)
 Company Board                                        Section 3.4(a)
 Company Charter Documents                            Section 3.1(b)
 Company Common Stock                                 Section 2.1(b)
 Company Disclosure Schedule                          Article III
 Company Employees                                    Section 3.15(a)
 Company Employee Plans                               Section 3.15(a)
 Company Leases                                       Section 3.9(b)
 Company Material Adverse Effect                      Section 3.1(a)
 Company Material Contract                            Section 3.12(a)
 Company Meeting                                      Section 3.4(d)
 Company Permits                                      Section 3.17
 Company Preferred Stock                              Section 3.2(a)
 Company Recommendation                               Section 6.2
 Company SEC Reports                                  Section 3.5(a)
 Company Stock Options                                Section 2.3(a)(i)
 Company Stock Plans                                  Section 2.3(a)(i)
 Company Stockholder Approval                         Section 3.4(a)
 Company Voting Proposal                              Section 3.4(a)
 Company Warrants                                     Section 3.2(b)
 Confidentiality Agreement                            Section 5.2
 Continuing Employees                                 Section 6.11

                                                      Reference in
 Terms                                                 Agreement
 -----                                                 ---------
 Contract                                             Section 3.4(b)
 Costs                                                Section 6.8(a)
 Debt Commitment Letter                               Section 4.6(a)
 DGCL                                                 Preamble
 Dissenting Shares                                    Section 2.4(a)
 Effective Time                                       Section 1.1
 Employee Benefit Plan                                Section 3.15(a)
 Environmental Law                                    Section 3.14(b)
 Equity Commitment Letter                             Section 4.6(a)
 Equity Participants                                  Section 4.6(a)
 ERISA                                                Section 3.15(a)
 ERISA Affiliate                                      Section 3.15(a)
 Exchange Act                                         Section 3.3(a)
 Exchange Agent                                       Section 2.2(a)
 Exchange Fund                                        Section 2.2(a)
 Foreign Benefit Plan                                 Section 3.15(i)
 GAAP                                                 Section 3.5(b)
 Governmental Entity                                  Section 3.4(c)
 Hazardous Substance                                  Section 3.14(c)
 HSR Act                                              Section 3.4(c)
 Indebtedness                                         Section 3.2(f)
 Indemnified Parties                                  Section 6.8(a)
 Insurance Cap                                        Section 6.8(c)
 Intellectual Property                                Section 3.11(a)
 Intellectual Property Licenses                       Section 3.11(b)
 IRS                                                  Section 3.8(b)
 Leases                                               Section 3.9(b)
 Liens                                                Section 3.4(b)
 Material Subsidiary                                  Section 3.3(a)
 Merger                                               Preamble
 Merger Consideration                                 Section 2.1(c)
 Notes Indenture                                      Section 5.4
 Option Consideration                                 Section 2.3(b)
 Outside Date                                         Section 8.1(b)
 Owned Real Property                                  Section 3.9(a)
 Pre-Closing Period                                   Section 5.1
 Privacy Rights                                       Section 3.24(a)
 Proxy Statement                                      Section 3.5(c)
 PSV Policies                                         Section 6.12
 Required Company Stockholder Vote                    Section 3.4(d)
 Representatives                                      Section 6.1(a)
 SEC                                                  Section 3.3(a)
 Securities Act                                       Section 3.2(c)

                                                      Reference in
 Terms                                                 Agreement
 -----                                                 ---------
 Senior Lenders                                       Section 4.6(a)
 Subsidiary                                           Section 3.3(a)
 Subsidiary Charter Documents                         Section 3.3(c)
 Superior Proposal                                    Section 6.1(f)
 Surviving Corporation                                Section 1.3
 Surviving Corporation Employee Plan                  Section 6.13
 Tax Returns                                          Section 3.8(a)
 Taxes                                                Section 3.8(a)
 Transitory Subsidiary                                Preamble
 2005 Annual Operating Plan                           Section 5.1(d)
 Zero Coupon Notes                                    Section 3.2(c)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 23, 2005, by and among Click Holding Corp., a Delaware corporation (the "Buyer"), Click Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and DoubleClick Inc., a Delaware corporation (the "Company").

      WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

      WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and

      WHEREAS, the respective Boards of Directors of the Buyer, the Transitory Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

      1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a "Business Day" shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

      1.3 Effects of the Merger. At the Effective Time, the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL.

      1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

      1.5 By-laws. At the Effective Time, the By-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time and as set forth in Exhibit B attached hereto, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

      1.6 Directors and Officers of the Surviving Corporation.

            (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

            (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

            (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

            (c) Merger Consideration for Company Common Stock. Subject to
Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b), (ii) shares owned by any wholly owned Subsidiary of the Company which shall remain outstanding and (iii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $8.50 in cash per share (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.2 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

            (a) Exchange Agent. At or prior to the Effective Time (or with respect to the Merger Consideration expected to be funded out of cash, cash equivalents and marketable securities of the Company, as promptly as practicable thereafter), the Buyer (or with respect to Merger Consideration expected to be funded out of such cash, cash equivalents and marketable securities of the Company, the Company) shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to
Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the "Exchange Fund").

            (b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Certificate") (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

            (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section
2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.

            (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

            (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

            (h) Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

      2.3 Company Stock Options.

            (a) The Company shall take such action as shall be required:

                  (i) to cause the vesting of any unvested options to purchase Company Common Stock ("Company Stock Options") granted under any stock option plans or other equity-related plans of the Company (the "Company Stock Plans") to be accelerated in full effective immediately prior to the Effective Time;

                  (ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

                  (iii) to cause each outstanding Company Stock Option to represent on the first Business Day following the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

            (b) Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, on the first Business Day following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the "Option Consideration"). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

            (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

      2.4 Dissenting Shares.

            (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL and has not voted in favor of the adoption of the Merger Agreement (any such shares being referred to as "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

            (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

            (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

      3.1 Organization, Standing and Power.

            (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent the consummation of the transactions consummated hereby; provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse
Effect:

                  (i) changes that are the result of economic factors affecting the national or world economy or acts of war or terrorism, except to the extent that such changes have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate;

                  (ii) changes that are the result of factors generally affecting the industries or markets in which the Company operates, except to the extent that such changes have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate;

                  (iii) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;

                  (iv) any action taken pursuant to or in accordance with this Agreement (including, without limitation, Section 6.6) or at the request of the Buyer;

                  (v) any fees or expenses reasonably incurred in connection with the transactions contemplated by this Agreement;

                  (vi) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect); and

                  (vii) a decline in the price of the Company Common Stock on The NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect).

            (b) The Company has delivered or made available to the Buyer: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the "Company Charter Documents"), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents.

      3.2 Capitalization.

            (a) The authorized capital stock of the Company as of the date of this Agreement consists of 400,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock"). As of April 22, 2005, (i) 126,115,021 shares of Company Common Stock were issued and outstanding, (ii) 14,864,755 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 16,662,979 shares of Company Common Stock were reserved for issuance under the Company Stock Plans. From April 22, 2005 until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock pursuant to the exercise of Company Stock Options.

            (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule thereof; and (iii) all outstanding warrants exercisable for Company Common Stock ("Company Warrants"), indicating with respect to each Company Warrant, the name of the holder thereof, the number of shares of Company Common Stock subject to such outstanding warrant, the exercise price, the date of the grant and the vesting schedule thereof.

            (c) Except (i) for the Company's Zero Coupon Convertible Subordinated Notes due 2023 (the "Zero Coupon Notes"), (ii) the Company Warrants and the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Schedule and (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts obligating the

Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill," anti-takeover plan or other similar Contract with respect to any equity security of any class of the Company.

            (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

            (e) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company, any of its Subsidiaries or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company, any of its Subsidiaries or any of its Affiliates.

            (f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $250,000, together with the amount outstanding thereunder as of the date of this Agreement. "Indebtedness" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention agreement or arrangement relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(f) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

      3.3 Subsidiaries.

            (a) Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Material Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) the number of its outstanding shares of capital stock and the record and beneficial owner thereof (or a statement that the Company or a Material Subsidiary owns all of the outstanding shares of capital stock of such Material Subsidiary). For purposes of this Agreement, (i) the term "Subsidiary" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity, and (ii) the term "Material Subsidiary" means, with respect to the Company, any subsidiary listed on Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the "SEC") on March 16, 2005 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (b) Each Material Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, validly existing or in good standing, to have such power and authority or to be so qualified or in good standing that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Material Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company's designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Material Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Material Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Material Subsidiary of the Company.

            (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Material Subsidiary of the Company (the "Subsidiary Charter Documents"), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such

Subsidiaries. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

            (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

      3.4 Authority; No Conflict; Required Filings and Consents.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, with all directors present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

            (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance ("Liens") on the Company's or any of its Subsidiaries' assets under, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a "Contract"), or (iii) subject to obtaining the

Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

            (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "Governmental Entity") or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

            (d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company's stockholders (the "Company Meeting") to consider the Company Voting Proposal (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or, except for the Company's Zero Coupon Notes and the Company Warrants, convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote.

      3.5 SEC Filings; Financial Statements; Information Provided.

            (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

            (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, audited balance sheet of the Company as of December 31, 2004 is referred to herein as the "Company Balance Sheet."

            (c) Except with respect to information to be supplied by or on behalf of the Buyer for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the "Proxy Statement"), the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the

Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

            (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluations, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of The NASDAQ National Market.

            (e) The Company has made available to the Buyer a complete and correct copy of any exhibits, annexes, attachments, supplements, amendments or modifications that have not been filed with the SEC to all exhibits to the Annual Report on Form 10-K filed by the Company with the SEC on March 16, 2005 that have requested by the Buyer.

      3.6 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.7 Absence of Certain Changes or Events. Between the date of the Company Balance Sheet and the date of this Agreement, except as disclosed in the Company SEC Reports, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement. Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

      3.8 Taxes.

            (a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and each of its

Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay is not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            (b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2002. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

            (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

            (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

            (e) Neither the Company nor any of its Subsidiaries (i) is required to make any payments in connection with transactions or events contemplated by this Agreement or (ii) is a party to an agreement that would require it to make any payments, in each case that would not be fully deductible by reason of
Section 162(m) of the Code.

            (f) Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

            (g) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments for any taxable period, or portion thereof, ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

            (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) other action taken prior to the Closing Date.

      3.9 Owned and Leased Real Properties.

            (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the "Owned Real Property"), (ii) the record owner of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. Legal descriptions of such Owned Real Property and the most recent title reports or policies (if any) with respect to each of the Owned Real Properties have previously been made available to Buyer. The Company or its Subsidiaries are the sole owners of good, valid, fee simple and marketable title to the Owned Real Properties, including without limitation, all buildings, structures, fixtures and improvements located thereon in each case free and clear of any Liens other than those that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

            (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the "Leases") other than (i) property subject to a Lease that is terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or (ii) property subject to a Lease for which the payment by the Company is less than $10,000 per month (collectively "Company Leases") and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect, and each Company Lease is valid and binding and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be valid, binding or enforceable, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.

      3.10 Title to Tangible Personal Property. The Company and its Material Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.11 Intellectual Property.

            (a) To the knowledge of the Company, the Company and its Material Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, and (iv) other tangible or intangible proprietary or confidential information and materials.

            (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the payment of any additional fees under, (i) any license, sublicense, consent or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries taken as a whole, or (ii) any Intellectual Property Licenses (as defined below).
Section 3.11(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and Section 3.11(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, "Intellectual Property Licenses").

            (c) To the knowledge of the Company, all patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

            (d) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

            (e) The Company takes commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of the Company's products and Intellectual Property).

      3.12 Contracts.

            (a) For purposes of this Agreement, "Company Material Contract" shall mean:

                  (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

                  (ii) any employment, consulting or other Contract with (x) any member of the Company's Board of Directors, (y) any executive officer of the Company or (z) any other employee of the Company earning an annual salary equal to or in excess of $200,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

                  (iii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company's products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell or distribute any products or services;

                  (iv) any Contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries with obligations remaining to be performed or liabilities continuing after the date of this Agreement of any business or any material amount of assets not in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Material Subsidiaries;

                  (v) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

                  (vi) any Contract to license any third party to reproduce any of the Company's Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company's Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

                  (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business;

                  (viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee's or independent contractor's employment with the Company or (II) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

                  (ix) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the ordinary course of business; or

                  (x) any Contract under which the Company or any Subsidiaries has received or granted a license to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers or clients in the ordinary course of business consistent with past practice;

                  (xi) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

                  (xii) any Contract with a customer that accounted for revenues in fiscal year 2004 totaling more than $1,000,000; and

                  (xiii) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2004 totaling more than $2,000,000 in the aggregate.

            (b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof. True and correct copies of the Company Material Contracts have been made available to the Buyer.

            (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except to the extent it has previously expired in accordance with its terms and except for such failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.13 Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any Company Employee Plan or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect. There are no material judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. There exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries.

      3.14 Environmental Matters.

            (a) Except for matters that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect:

                  (i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing that reasonably would give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

                  (ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

                  (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions of, or issued by, any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law;

                  (iv) to the knowledge of the Company, the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws; and

                  (v) to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.

            (b) For purposes of this Agreement, the term "Environmental Law" means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

            (c) For purposes of this Agreement, the term "Hazardous Substance" means: (i) any substance that is regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" "solid waste" or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

      3.15 Employee Benefit Plans.

            (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates contribute (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (a) any current or former employee, director or consultant of the Company or its Subsidiaries (the "Company Employees") has any present of future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (each such Company Employee Plan maintained by an entity which was acquired by the Company, directly or indirectly, prior to January 1, 2003, to be known as an "Acquired Company Plan"); or (b) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

            (b) With respect to each Company Employee Plan which is not an Acquired Company Plan or a Foreign Benefit Plan, the Company has made available to the Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

            (c) Each Company Employee Plan that is not a Foreign Benefit Plan is being administered substantially in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; (ii) no event has occurred and to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect;
(iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

            (d) With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

            (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed except for such failures to receive a determination letter that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

            (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has since January 1, 2000 (i) contributed to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

            (h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.

            (i) No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.15(b) of the Company Disclosure Schedule, each a "Foreign Benefit Plan"). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, except for failures or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity, except for failures or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

      3.16 Compliance With Laws. The Company and each of its Subsidiaries is, and since January 1, 2003 has been, in compliance with all applicable statutes, laws, rules, orders and regulations, except for failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations, from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the "Company Permits"). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.18 Labor Matters. Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $150,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.

      3.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Copies of all such insurance policies have been made available to the Buyer. Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under any policy.

      3.20 Opinion of Financial Advisor. The financial advisor of the Company, Lazard Freres & Co. LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion has been delivered to the Buyer.

      3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

      3.22 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Lazard Freres & Co. LLC, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Schedule is the Company's reasonable estimate, as of March 31, 2005, of the fees and expenses incurred but unpaid to date, to Lazard Freres & Co. LLC or the Company's legal counsel or accountants in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with Lazard Freres & Co. LLC in connection with this transaction has been delivered to the Buyer.

      3.23 Transactions with Affiliates. There are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      3.24 Privacy and Security.

            (a) Without limiting the generality of Section 3.16, except for such failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries
(i) have taken commercially reasonable steps to prevent the violation by the Company or any of its Subsidiaries of the rights of any person or entity with respect to Personally Identifiable Information provided under international, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, California SB 27, California Consumer Protection Against Computer Spyware Act, Utah Spyware Control Act and California Civil Code 1798.81.5, are referred to collectively as "Privacy Rights"); and (ii) comply with applicable governing industry standards and the DoubleClick Privacy Policy, as in effect as of the date hereof. For purposes of this Agreement, the term "Personally Identifiable Information" means data that identifies or locates a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number; provided, however that data shall not be Personally Identifiable Information for purposes of this Agreement if neither the Company nor any of its Subsidiaries
(x) intentionally collect or intentionally receive any such data and (y) become aware of the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.

            (b) Except for such failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries: (i) take commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) do not in any way combine Personally Identifiable Information obtained by the Abacus division with data obtained through the Company's other online products and services, including, without limitation, products or services constituting Multi-Site/Multi-Session Ad Serving (as defined in that certain Agreement, effective as of August 26, 2002, by and among the Company and Attorneys General of the States of Arizona, California, Connecticut, Massachusetts, Michigan, New Jersey, New Mexico, New York,

Vermont and Washington); (iii) do not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the ordinary course of business and in compliance with all applicable laws): social security numbers or credit card numbers; and (iv) take commercially reasonable steps to ensure that the Company and its Subsidiaries do not utilize in connection with the provision of their products or services or intentionally collect or intentionally receive information relating to children under thirteen years of age in violation of the Children's Online Privacy Protection Act.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                              TRANSITORY SUBSIDIARY

      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.

      4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for (with respect to clause (iii) only) such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

      4.2 Authority; No Conflict; Required Filings and Consents.

            (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or

By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses
(i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Buyer Material Adverse Effect.

            (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company, Buyer or Transitory Subsidiary is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Buyer Material Adverse Effect.

            (d) No vote of the holders of any class or series of the Buyer's capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

      4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement and any other soliciting materials of the Company to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

      4.4 Operations of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to result in a Buyer Material Adverse Effect.

      4.6 Financing.

            (a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the "Debt Commitment Letter"), from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. (together, the "Senior Lenders"), pursuant to which such Senior Lenders have committed, upon the terms and subject to the conditions set forth therein, to provide senior first lien secured credit facilities in the amount of $290 million and senior second lien secured credit facilities in the amount of $115 million in connection with the transactions contemplated by this Agreement, which amounts may be reduced in certain circumstances by an amount in the aggregate of up to $85.5 million, and (ii) a fully executed commitment letter from Hellman & Friedman Capital Partners V, L.P. and JMI Equity Fund V, LP (the "Equity Commitment Letter"), pursuant to which Hellman & Friedman Capital Partners V, L.P. and JMI Equity Fund V, LP (collectively, the "Equity Participants") have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of $342 million in connection with the transactions contemplated by this Agreement, which amount may be increased in the circumstances that, and to the extent that, the amounts under the Debt Commitment Letter may be reduced by an amount in the aggregate of up to $85.5 million. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the "Commitment Letters."

            (b) As of the date hereof: (i) the Commitment Letters are in full force and effect, (ii) all commitment fees due and payable thereunder have been paid in full and any other fees payable thereunder will be duly paid in full when due and (iii) the Commitment Letters have not been amended or terminated. Excluding any breach caused by the Company or its Subsidiaries, there is no breach existing thereunder. Neither the Buyer nor the Transitory Subsidiary has, as of the date hereof, been informed by the Senior Lenders or by the Equity Participants of any fact, occurrence or condition unrelated to the Company that would cause the financing contemplated by either of the Commitment Letters to not be consummated as contemplated therein.

            (c) Except for inaccuracies caused by the Company or its Subsidiaries, neither the Buyer nor the Transitory Subsidiary has, as of the date hereof, been informed by the Senior Lenders or by the Equity Participants of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause the commitments provided in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.

            (d) Neither the equity investment under the Equity Commitment Letter nor the commitments to provide credit facilities under the Debt Commitment Letter is subject to any condition precedent or other restriction limiting availability of the financing thereunder other than as expressly set forth in the Commitment Letters.

      4.7 Management Arrangements. As of the date hereof, none of the Buyer, the Transitory Subsidiary nor any of their Affiliates has entered into any contract or agreement with any of the officers or directors of the Company that would become effective upon consummation of the Merger.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

      5.1 Covenants of the Company. Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary's business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and use commercially reasonable efforts to maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld):

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

            (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or the issuance of up to 200,000 shares of Company Common Stock pursuant to pre-existing obligations under the Company's 1999 Employee Stock Purchase Plan or the issuance of shares of Company Common Stock in connection with employer contributions of up to $2,500,000 pursuant to obligations to issue shares under the DoubleClick 401(k) Plan, in each case in accordance with the terms of the applicable plan and in the ordinary course of business consistent with past practice);

            (c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

            (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets (other than (A) with respect to capital expenditures, those capital expenditures set forth in the Company's 2005 annual operating plan, as amended and supplemented by the Variances from Summary AOP, each dated February 11, 2005 (as so amended and supplemented, the "2005 Annual Operating Plan"), previously provided to the Buyer and (B) the acquisition of assets in the ordinary course of business and which do not have an aggregate consideration of more than $2,000,000);

            (e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries (other than sales of assets in the ordinary course of business consistent with past practice for consideration not in excess of $2,000,000 in the aggregate);

            (f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof, and (y) non-exclusive licenses extended to customers or clients in the ordinary course of business and consistent with past practice;

            (g) adopt, propose or implement any stockholder rights plan;

            (h) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (iii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates; provided, however, that, subject to Section 5.1(q), the Company may, continue to invest in debt securities maturing not more than two years after the date of the investment in the ordinary course of the Company's cash management operations consistent with past practice;

            (i) make any material changes in accounting methods, procedures, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

            (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to any present or former directors, officers, employees or consultants of the Company or its Subsidiaries (provided, however, that with respect to non-officer employees and consultants only, the Company may increase salaries or hourly wage rates but only in the ordinary course of business consistent with past practice and consistent with the 2005 Annual Operating Plan previously provided to the Buyer), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course, (vi) undertake any action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (vii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

            (k) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, change any material method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

            (l) initiate, compromise or settle (A) any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company's rights under this Agreement) which in the aggregate is material, other than non-material litigation or arbitration relating to collections, bankruptcy preference or employment claims in the ordinary course of business consistent with past practice, (B) any litigation or arbitration proceeding relating to collections, bankruptcy preference or employment claims which individually is material, or
(C) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries; or

            (m) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;

            (n) (i) terminate, amend, supplement or modify in any material respect any of the Contracts listed on Schedule 5.1(n)(i) or enter into any Contract with a customer that would reasonably be expected to account for revenues in fiscal year 2005 or 2006 totaling more than $4,000,000 or any Contract with a vendor pursuant to which the Company would reasonably be expected to incur payables in fiscal years 2005 or 2006 totaling more than $2,000,000 in the aggregate (other than any Contract for capital expenditures in amounts and of the type contemplated by the 2005 Operating Plan), (ii) other than in the ordinary course of business consistent with past practice, enter into any Contract that if existing on the date hereof would be a Company Material Contract(iii) other than in the ordinary course of business consistent with past practice, terminate, amend, supplement or modify in any material respect any Company Material Contract or such new Material Contract, (iv) other than in the ordinary course of business consistent with past practice, waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder or (v) other than in the ordinary course of business consistent with past practice, change incentive policies or payments under any Contracts existing on the date hereof or entered into after the date hereof;

            (o) make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company and routine advances for business expenses in the ordinary course;

            (p) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

            (q) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdiction (provided that such cash and cash equivalents and investments in marketable securities shall be managed in order to maximize the amount of cash available to fund the Merger Consideration (and shall be managed consistently with the foregoing (i) following termination of the waiting period under the HSR Act, in conformity with the reasonable instructions of the Buyer and (ii) prior to such termination under the HSR Act, in coordination with the Buyer to the greatest extent permitted by law, and, in any event, in consultation with the Buyer) and, upon maturity, shall not be reinvested in a manner reasonably expected to incur any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related "breakage costs") in connection with the funding of the Merger Consideration) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

            (r) take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the Buyer's obtaining of financing contemplated by any Commitment Letter; or

            (s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

      5.2 Confidentiality. The parties acknowledge that an Affiliate of the Buyer and the Company have previously executed a confidentiality agreement, dated as of December 2, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein; provided, that, notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer shall be permitted to discuss and share Evaluation Material (as defined in the Confidentiality Agreement) with any potential financing source or other person or entity that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such person agrees to be bound by the terms of the Confidentiality Agreement.

      5.3 Financing Commitments.

            (a) The Buyer will, at the Buyer's expense, use reasonable best efforts to (i) fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters; provided that if any litigation is commenced at the Company's written request in order to enforce such rights, promptly upon request by the Buyer, the Company shall reimburse the Buyer for all reasonable out-of-pocket costs incurred by the Buyer or any of its Affiliates in connection with such litigation; provided further that if the Company does not request in writing that such litigation be commenced, then the Buyer shall not have any obligation under this Agreement to commence or pursue any such litigation. The Buyer will use reasonable best efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer in the aggregate than the Commitment Letters and on such other terms and conditions as shall be satisfactory to the Buyer as soon as reasonably practicable but in any event at or prior to the Closing. The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

            (b) At the Company's request, the Buyer shall keep the Company reasonably informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such financings. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the material terms set forth therein. Other than in connection with this Agreement, the Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the Buyer's obtaining of the financing contemplated by any Commitment Letter. The Buyer shall not amend or alter, or agree to amend or alter, (i) the Equity Commitment Letter in any manner adverse to the Company without the prior written consent of the Company or (ii) any Debt Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

            (c) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued; provided that the Buyer shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to the Buyer or the Transitory Subsidiary than those included in such Commitment Letter (in the Buyer's good faith and reasonable discretion).

            (d) The Company agrees to provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, "road shows" and sessions with rating agencies, (ii) using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting the Buyer in preparing offering memoranda, private placement memoranda and similar documents, (iv) providing and executing documents as may reasonably be requested by the Buyer, including a certificate or certificates of the chief financial officer of the Company with respect to solvency and financial matters,
(v) using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by the Buyer, and (vi) reasonably facilitating the pledge of collateral. The Company shall also use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow the Buyer's representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors' work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. The Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical or pro forma information relating to the Company approved by the Company for use therein).

      5.4 Zero Coupon Notes. The Company agrees to enter into a supplemental indenture pursuant to Section 12.11 of the indenture governing the Zero Coupon Notes (the "Notes Indenture") at or prior to the Effective Time in form and substance reasonably satisfactory to the Buyer. The Company further agrees to take reasonable actions requested by the Buyer to facilitate the purchase, redemption, retirement or other amendment of the Zero Coupon Notes at the Closing or at such time thereafter as the Buyer shall direct, including by commencing a tender offer and/or consent solicitation for the Zero Coupon Notes or making an offer to purchase the Zero Coupon Notes under the terms of the Notes Indenture; provided that such actions are at the Buyer's sole expense and any binding commitment of the Company thereunder are subject to the occurrence of the Closing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 No Solicitation.

            (a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") not to, directly or indirectly:

                  (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company's shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

                  (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal (satisfying clause (i) of the definition thereof) received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1 and the Company has complied with this Section 6.1, including Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock; provided, however, that the Company may only so amend or so grant a waiver or release (i) to the extent that the Company has also amended or granted a release or waiver under any standstill or similar agreement affecting the Buyer and its Affiliates and (ii) to the extent necessary to permit non-public proposals to be made to the Company Board.

            (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

                  (i) withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

                  (ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an "Alternative Acquisition Agreement") with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to the last sentence of Section 6.1(c); or

                  (iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Company Board after the date of this Agreement, (i) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a "Change in the Company Recommendation") and/or (ii) terminate this

Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case, only if:

                  (v) such Acquisition Proposal did not result from a breach by the Company of this Section 6.1;

                  (w) the Company has complied with this Section 6.1, including Section 6.1(c);

                  (x) the Company Board shall have first provided prior written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal;

                  (y) the Buyer does not make, within three Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is at least as favorable to the stockholders of the Company as such Superior Proposal; and

                  (z) in the event of any termination of this Agreement by the Company pursuant to the immediately preceding clause
                        (ii) of this paragraph, the Company pays the termination fee under Section 8.3 concurrently with and as a condition of such termination.

            The Company agrees that, during the three Business Day period prior to effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with the Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by the Buyer.

            (c) Notices to the Buyer. The Company shall as promptly as practicable (but in any event within 24 hours) provide oral and written notice to the Buyer of receipt by the Company of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal, and shall keep the Buyer reasonably informed (in any event within 24 hours) of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to the Buyer.

            (d) Certain Permitted Disclosure. Nothing contained in this Section
6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board's recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

            (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

            (f) Definitions. For purposes of this Agreement:

                  "Acquisition Proposal" means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), in each case other than the transactions contemplated by this Agreement, (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause
(i), or (iii) any request for nonpublic information in connection with any proposal, offer or inquiry described in the foregoing clauses (i) or (ii), as applicable.

                  "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of the equity securities or a substantial portion of the assets of the Company (which, for purposes of this definition, shall mean an asset sale for net proceeds (less any cash and cash equivalents and investments in marketable securities included in such asset sale) of more than $300,000,000), pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

      6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement the unanimous (of those directors that were present) recommendation of the Company Board that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement (the "Company Recommendation"). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by the Buyer.

      6.3 Nasdaq Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.

      6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold, and instruct all such accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

      6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include the Company Recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the Company Recommendation. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the approval and adoption of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approval and adoption. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

      6.6 Legal Requirements.

            (a) Subject to the terms hereof, including Section 6.6(b), the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to:

                  (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

                  (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of the Buyer, none of the Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

                  (iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

                  (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

            (b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

            (c) Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

      6.7 Public Disclosure. Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except as may be required by law or the rules and regulations of The NASDAQ Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

      6.8 Indemnification.

            (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.

            (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

            (c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance "tail" or other insurance policies with respect to directors', officers' and fiduciaries' liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company's directors' and officers' liability insurance policy; provided that if such "tail" or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the "Insurance Cap") (which premium the Company hereby represents and warrants is as set forth on Section 6.8(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

            (d) The Buyer shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section
6.8 in connection with their enforcement of their rights provided in this
Section 6.8; provided that the Indemnified Party must provide an undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

            (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

            (f) In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the surviving corporation or entity in such transaction shall succeed to the obligations set forth in this
Section 6.8.

            (g) The Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.

      6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      6.10 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock (including derivative securities with respect to Common Stock) under such rule and result from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company.

      6.11 Employee Compensation. For a six month period following the Effective Time, the Buyer shall cause the Surviving Corporation to maintain the severance plan established by the Company for its employees and will use commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time ("Continuing Employees"), a total compensation package (including benefits but not including equity awards) that, in the aggregate, is no less favorable to the total compensation package (including benefits but not including equity awards) provided to those employees immediately prior to the execution of this Agreement.

      6.12 Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the "PSV Policies"), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies in effect as of the date hereof; and provided, further, that the Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time. For purposes of this
Section 6.12, the term "personal time" shall include the sabbatical benefits provided by the Company.

      6.13 Service Credit. Following the Effective Time, the Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term "Surviving Corporation Employee Plan" means, to the extent applicable, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in
Section 414(c) of the Code) or (C) an
affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.

      6.14 No Benefit to Third Party. Except as set forth in Section 6.8, nothing in this Agreement, express or implied, is intended to confer upon any current or former employee, director or consultant any rights, remedies or obligations under or by reason of this Agreement, including, without limitation, this Article VI.

      6.15 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company (except those designated by the Buyer to the Company in writing at least 20 calendar days prior to the Closing).

                                   ARTICLE VII

                              CONDITIONS TO MERGER

      7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

            (b) HSR Act and Foreign Antitrust Laws. All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

            (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

      7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

            (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and
(ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) prohibit or limit in any material respect (x) the Buyer's ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) the Buyer's ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) obtain from the Buyer or any of its Subsidiaries any damages that are material to the Company and its Subsidiaries, taken as a whole, (D) cause the transactions contemplated by this Agreement to be rescinded following consummation or (E) compel the Company, the Buyer or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, the Buyer or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

            (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

            (e) Financing. The Buyer shall have obtained an amount of financing not less than the amount set forth in the Debt Commitment Letter on terms and conditions as set forth therein or upon terms and conditions which are, in the reasonable judgment of the Buyer, at least as favorable to the Buyer as the terms and conditions set forth therein.

      7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and
(ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

            (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

            (b) by either the Buyer or the Company if the Merger shall not have been consummated by October 31, 2005 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date); or

            (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; or

            (e) by the Buyer, if: (i) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change in the Company Recommendation; (ii) the Company Board shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies in a manner adverse to Buyer a recommendation of rejection) of such offer; or

            (f) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1 (including the observance of the three Business Day period set forth in Section 6.1(b)), in the event that the Company shall have approved or recommended to the stockholders of the Company any Superior Proposal;

            (g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

            (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty
(20) days following receipt by the Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and

(b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

      8.3 Fees and Expenses.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

            (b) The Company shall pay the Buyer a termination fee and reimbursement of the Buyer's expenses in an amount equal to $28,000,000 if:

                  (i) this Agreement is terminated pursuant to Sections 8.1(e) or 8.1(f); or

                  (ii) (A) this Agreement is terminated pursuant to Section 8.1(d) and at any time after the date hereof and prior to the adoption of the Company Voting Proposal any Acquisition Proposal shall have been publicly disclosed, and (B) within 12 months after any such termination, the Company consummates, recommends to its stockholders or becomes a party to any Alternative Acquisition Agreement with respect to, any Acquisition Proposal (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to the adoption of the Company Voting Proposal); provided, that for purposes of this Section 8.3(b), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.1(f), except that references to "20% or more" shall be deemed to be references to "50% or more."

            Any fee due under this Section 8.3(b) shall be paid to the Buyer by wire transfer of same-day funds: (x) if such fee is payable in the event of a termination pursuant to Section 8.1(f), concurrently with and as a condition to such termination of this Agreement; or (y) if such fee is payable in the event of a termination pursuant to Section 8.1(e) or following the occurrence of an event described in Section 8.3(b)(ii), within one Business Day following the entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.

            (c) The parties acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the termination fee and expense reimbursement described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).

            (d) The Company shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the Buyer in connection with its enforcement of the rights provided in this Section 8.3 unless the Buyer shall be determined, in a final, non-appealable order of a court adjudicating the matter, not to have any right to receive any amounts from the Company under this Section 8.3.

      8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11,
6.12 and 6.13 and Article IX.

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

            (a)   if to the Buyer or the Transitory Subsidiary, to

                  Click Holding Corp.
                  c/o Hellman & Friedman LLC
                  One Maritime Plaza, 12th Floor
                  San Francisco, CA 94111

                  Attn: Arrie Park, Esq.
                  Telecopy:  (415) 788-0176

                  with a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attn:  David J. Sorkin, Esq. and Peter S. Malloy, Esq.
                  Telecopy:  (212) 455-2502

            (b)   if to the Company, to

                  DoubleClick Inc.
                  111 Eighth Avenue, 10th Floor
                  New York, New York 10011
                  Attn:  Hillary B. Smith, Esq.
                  Telecopy:  (212) 287-9165

                  with a copy to:

                  Wilmer Cutler Pickering Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attn:  Mark G. Borden, Esq. and Jay E. Bothwick, Esq.
                  Telecopy: (617) 526-5000

      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

      9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any person or (iii) otherwise create any third-party beneficiary hereto.

      9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

      9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

      9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

      9.12 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             CLICK HOLDING CORP.


                             By:    /s/ Philip U. Hammarskjold
                                    --------------------------------------------
                             Name:  Philip U. Hammarskjold
                             Title: President, Treasurer and Assistant Secretary



                             CLICK ACQUISITION CORP.


                             By:    /s/ Philip U. Hammarskjold
                                    --------------------------------------------
                             Name:  Philip U. Hammarskjold
                             Title: President, Treasurer and Assistant Secretary



                             DOUBLECLICK INC.


                             By:    /s/ Kevin P. Ryan
                                    --------------------------------------------
                             Name:  Kevin P. Ryan
                             Title: Chief Executive Officer